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On June 8, 2021, Climate Change Crisis Real Impact I Acquisition Corporation’s (“CRIS”) Chief Executive Officer, David Crane, and EVgo Services, LLC’s (“EVgo”) Chief Executive Officer, Cathy Zoi, spoke at the IPO Edge Live Fireside Chat hosted by IPO Edge Editor-in-Chief John Jannarone. Below is a copy of the transcript of the IPO Edge Live Fireside Chat conversation, which is being filed herewith as a soliciting material.

Cathy Zoi, EVgo and David Crane, CRIS

IPO Edge Live Fireside Chat Transcript

June 8, 2021 at 2:00 p.m. ET

John Jannarone (00:00): Before I introduce Cathy and David, I'd quickly like to remind everyone about the importance of voting. There are a lot of signs of strong support for this transaction. Notably, the stock is trading at about 14.50, so 45% above the value of the cash and trust. It's backed by Ford, a $400 million PIPE, and last but not least LS Power is rolling 100% of its equity, which is a big vote of confidence.

John Jannarone (00:24): So, for those of you who are not used to voting your shares on SPAC transactions, the easiest thing is usually just to go to your broker's website. But if that doesn't work out, you can get in touch with Morrow Sodali, the proxy solicitor, there's a phone number here, 800-662-5200, or check out that email address.

John Jannarone (00:45): And with no further ado, I'm very happy to introduce Cathy Zoi, who is the CEO of EVGo. Cathy, thanks for joining.

Cathy Zoi (00:53): Thank you, John. It's a pleasure to be here.

Cathy Zoi (00:55): So, I'm going to spend about 10 minutes or so just giving you some of the highlights of EVGo, so we have lots of time for discussion and questions during this time. But let me kick it off with, what I call, the movie trailer slide. So, electrification of transportation is happening. We've got over $300 billion of OEM commitments to electrifying their offerings. In fact, it's the very rare car company now that's not electrifying. We've got government commitments across the US States and a national level to zero emissions vehicles. And then, we've got the fleet segment that's electrifying to the tune of 12 million EVs expected to be on American roads by 2040.

Cathy Zoi (01:32): And then, I guess even most importantly, consumer preferences. I don't know a person, a driver that's been in an EV that doesn't just love it. And with the increasing number of offerings, hundreds of different models being available over the next several years, consumers are very, very excited about electrification. So that positions EVGo very, very well.

Cathy Zoi (01:53): On top of that, what we do and what we specialize in, and you see in the station behind me, is fast charging. And because of the way the market is evolving, the needs for fast charging are going from in 2019, they were 5% of the demand of the use of electronics for EVs up to 40% by 2040. And that's happening because more and more people are buying EVs. 30% of Americans don't have access to home charging. Fleets are electrifying. And the cars themselves are getting heavier with larger batteries. All of that creates an accelerated need and demand for fast charging. We own and operate the largest public network right now. And we partner with blue ribbon names across the transportation sector, companies that I'll tell you about a little bit later in this presentation.

Cathy Zoi (02:42): One final point I'll make on the movie trailer slide is that EVGo is OEM agnostic. What do I mean by that? No matter what kind of EV you have and what different plugs shape in that EV, EVGo can fast charge your car. So, with that, let's go onto the next slide.

Cathy Zoi (02:58): There we go. So, this is the kind of by the numbers where we are today. And I'll start above Montana. We've got over 800 locations in the United States right now, over 1400 fast chargers. Of course, that's just the beginning. We actually, now, have over 250,000 customers, since we announced this back in February, we're up to 250K, 34 states, 68 metropolitan areas.

Cathy Zoi (03:26): Interestingly, even though it's the very early stages of the market, over 80% of Californians, and over 40% of Americans already live within 10 miles of an EVGo charger. 50% retail market share, 45% growth is fantastic. Coming up the left side here, direct margins of 48%, that's a nice profile. And then, importantly, we're an ESG company, we're the first company and the only national network that is 100% renewable energy powered. Our partnerships with the OEMs are really, really important to us and important to the industry. In fact, you might've seen last July, EVGo announced a landmark partnership with General Motors, where General Motors is paying EVGo about $90 million to triple the size of our network, so that they can sell more easily those EVs that they're bringing to the market over the next two years.

Cathy Zoi (04:23): So, when you think of EVGo as an infrastructure provider, and we are in the that, but we're also a technology company and we've got a history, we've been around for 10 years, a history rooted in firsts. We've got growth first, technology application first, and business partnership first.

Cathy Zoi (04:37): So, let me just highlight a few of those for you. In the growth first, we were the first to get to 500 locations. And we were the first to get to 800 locations. We are a truly national network. When it comes to technology, we were the first to deploy a 350 kilowatt charger. Now, there's not even an EV that can charge that fast right now, but what we do is the Wayne Gretzky thing, we skate just ahead of the puck. So, we're deploying high powered charters in advance of when the cars can actually take those chargers that quickly.

Cathy Zoi (05:05): On the business partnership first, let me just highlight this for you, we have the partnerships with OEMs that I mentioned, but one of the ones that's most notable is we're the first charging company to partner with Tesla. Tesla, we now charge Teslas natively in our chargers across the West Coast and, now, we're rolling that out over the rest of America this summer. And the EVGo logo appears in the Tesla dash. Now, Tesla, as you know, is 75% or so of the EVs in America. So, having Tesla as a charging partner for us is very, very important. What we've got, what this shows you this tombstone chart is that we're, we have a culture at EVGo of both innovation and agility. And that that's going to continue as this sector of electrification evolves.

Cathy Zoi (05:55): So, just like Andy Grove at Intel, or Jeff Bezos at Amazon, we view EVGo's business model as a flywheel. And with proper focus on essential momentum creating components of the business we'll accelerate into warp speed as transportation goes electric. So, let me take your eye to the top right here. And I'll tell you a little bit about how EVGo's own fly wheel works.

Cathy Zoi (06:17): We build, own and operate this charging infrastructure. And it's driven by compelling unit economics. We only build our stations where they pencil, and where we get double digit returns. We have a highly disciplined and proprietary approach to deciding where to build. Once we've got those assets in the ground, continuing around the flywheel, we maximize uptime. We've got best in sector uptime of 98%. We provide value to all of our customers, not just the drivers, but our OEM partners, like GM and Nissan, our government partners that have impaired us to reduce air pollution and address climate change. Our site host partners that actually want to attract foot traffic to their bricks and mortar stores. We provide value to all of those customers.

Cathy Zoi (06:59): That continues to accelerate our network throughput. And once we've got those drivers on our network, we're able to expand customer offerings. Think about it, somebody comes to charge, they plug in, we've got them all they're charging. So, what we've done is we've invested in software products that will enhance the customer experience by providing coupons, advertising, reservations functionality. And it'll also provide creative revenue streams for us that are capital light.

Cathy Zoi (07:24): And then, finally finishing up around the flywheel, we've got a relentless focus on managing our costs. We are continuously reducing costs of our energy, of our ONM, of our capex, of our construction. And so it goes.

Cathy Zoi (07:42): It's important given the nascence of the sector, and as I said, since we announced this back with Chris in February, I've had lots and lots of conversations with the investment community. Charging 101 is an ecosystem of options. So, if I take your eye to the middle of this chart, we've got level one, level two and DC fast. Level one is just your regular plug that you plug your electric toothbrush into. You can charge your car on it, it just might take you 35 hours. Level two is, typically, what people are using when they install it at home in the garage, it's like a dryer outlet. It's great for overnight charging. It's great if you work at an office and you're going to spend all day there. And EVGo has about 1200 level twos on our network.

Cathy Zoi (08:23): What our special focus is, is DC fast. And, as I mentioned at the outset that the need for fast charging is increasing very, very quickly. And that is because if you take your eye to the left, the cars are getting bigger, the batteries are getting bigger and fleets are electrifying. So, what we are able to do is if it's a 350 kilowatt charger, you're able to charge in 5 to 9 minutes. A typical, 150 kilowatt charger, you can get 150 miles of range in about 15 minutes. So, that's why we like to place our chargers, where people are going to be for those amounts of time. We call this our butterfly chart. It's really important, so just to give you a little bit of a sense about how do we decide where to put our infrastructure. And, as I mentioned, only where there's a strong return profile. Now, in cities like San Francisco, Los Angeles and Denver there are enough EVs driving around, look at the top left, and we call those premium site locations where investing in a fast charging station it pencils today.

Cathy Zoi (09:27): More commonly in the rest of America as the the EV market is building its partnerships with OEMs, and fleets, and government and utilities and the medium and heavy duty companies that are enhancing our return profile and helping us invest. I mentioned, GM's investing $90 million in our infrastructure. They don't share in the revenues. They are just wanting us to build more quickly so they can sell more cars, similar arrangement with Nissan.

Cathy Zoi (09:52): With fleets, we're partnering with Uber and Lyft. You know both Uber and Lyft have made commitments that by 2030 to be all electric. Rideshare drivers need to charge every day, 85% of them don't have access to home charging. One rideshare EV increases utilization of a charger by 2% for us, just one single EV. So, our partnerships, our B2B relationships with Uber and Lyft, they're accelerants EVGo's growth.

Cathy Zoi (10:22): What about government? We have partnership, for example, with the State of Virginia. The State of Virginia has public policy imperatives to clean up the air, they're paying for 75% of the public fast charging network that we're installing in the State of Virginia. That is, obviously, wonderful for our economics.

Cathy Zoi (10:39): And then, finally, utilities. We partnered with utilities many of whom are being given permission by the regulators to rate base the system upgrades to enable and facilitate transportation electrification. What this means is we don't have to pay for that service to upgrade when we're building a big station in a grocery store parking lot because that's all good. Next slide.

Cathy Zoi (11:05): Now, I've mentioned our partnerships a bit. Let me tell you a little bit about our site hosts. So, site hosts, what we offer is an amenity that brings shoppers to their locations. We pay full freight for all of those. In fact, we usually pay rent for the parking spaces and we provide a 24/7 service that their customers love. We've got site host agreements with the top grocery store and retail chains across the country. And a pipeline of tens of thousands of potential sites where we can build. I think I've touched on some of these other quadrants in this chart, so you can just see some of the nice household name, partnership companies that we work with.

Cathy Zoi (11:50): And I think I actually just briefly mentioned Tesla, the relationship with Tesla. We're the only ones that appear in the Tesla dash other than Tesla, GM, and Nissan. And we're continuing to work on more partnerships with other OEMs as they make their own electrification announcements.

Cathy Zoi (12:09): I'll finish up with this part of my comments here, just by saying that since we've announced the financing with the merger with Chris in February, we continue to have a steady drum beat of progress. We expanded our footprint with Tesla, we've secured a variety of state government grants. We have issued a fleet guide as we enter into the fleet market well, and truly. We've increased our Nissan enrollment. And, again, even beyond what's appears on this slide, we did a ribbon cutting on Earth Day with the Secretary of Transportation, Pete Buttigieg, and White House Climate Advisor, Gina McCarthy on Earth Day, where we opened our charging station at Union Station 250,000 customers. We opened our lab in El Segundo, near LAX. And we offered an expanded reservation functionality. So, we continue, it's a extremely exciting time for EVGo's business. And we're going very, very quickly.

Cathy Zoi (13:01): And John I'll leave it at that, so we can go onto the next set of topics.

John Jannarone (13:04): All right, thanks so much Cathy.

John Jannarone (13:06): Let's bring in David Crane and we'll come back to Cathy. And by the way, keep those questions coming in, everyone in the audience. I see we've got several already and we'll get to them momentarily. But, David, thanks so much for joining today.

David Crane (13:20): Thanks for having me.

John Jannarone (13:20): So, David, before we get into details of transaction, can we learn a little bit more about you? Can you tell us what your background is? How you got involved with the SPAC, and what you were looking for when you went out hunting for a target?

David Crane (13:34): Sure, I can do that, thank you. And thank you for organizing this. And thank you everyone, who's joined by phone.

David Crane (13:41): And also just by background as to who I am now, I'm the CEO of the company that's out there soliciting your vote. And very much appreciate everyone voting because one of the advantages that comes with voting is that you will be replacing me as CEO with Cathy Zoi, and you've already see what a step up that is.

David Crane (13:59): So anyway, so background, I'm an energy industry person going way back. I started on the conventional side. I was a CEO of a sequence of public companies. The probably most noteworthy, NRG Energy. I was CEO there for 12 years. And probably around 2006 or 2007, NRG was very much a conventional energy company, I saw that the move of energy not just from brown to green, but from centralized to distributed, and the fact that electricity could supplant other forms of fuel and help the planet, basically, not melt. And so, electrification of transport was on my radar screen from very early.

David Crane (14:52): In the last few years my partners and I created this SPAC, which goes by the New York ticker symbol CLII. But we call it internal...

David Crane (15:03): Symbol CLII, but we call it internally, Climate Real Impact Solutions, because we wanted to invest in a company that was focused on solving for the climate crisis and was having real impact. And when you think that the single greatest source of greenhouse gas emissions in North America are transport and light duty transport is the biggest part of that, to be able to invest in a company that is focused on allowing people to drive electric cars, wherever they want to go. Cathy's company EVgo, it's a fantastic opportunity for us. Our SPAC IPO last fall, we looked at hundreds of companies and EVgo was our first choice.

David Crane (15:51): And just very quickly, just three reasons why: Cathy and EVgo have this owner operator model, where they actually own these chargers in public. And that has a lot of benefits from our perspective, in terms of if you own the network, you have a network effect by definition. And so, that's a great plus to us. The part that I'm most excited about and Cathy alluded to is, her company EVgo, is in direct connection with the energy customer. And there's only one way in which the average American is thinking about their energy consumption every day and managing it and that's in terms of personal transportation.

David Crane (16:33): So, she has potential mind share with the American population that no other company can rival. And we love that. And then, finally... And you've already seen this for yourself over the last 10 minutes, we invest in management teams. I think for your viewers to this, you've seen how extraordinary Cathy is. I've been around a lot of public company CEOs and I've never seen anyone as ready to be a public company CEO as Cathy. But in addition to Cathy, there's a management team that works with her, that's just fabulous at what they do, and they're fabulous individually and collectively. So, we're very excited to be here and we hope everyone will vote in favor of this combination.

John Jannarone (17:20): Great. David, let's talk a little bit more about the business itself, but of course, I should mention Cathy of course, is a woman CEO, which is a great thing to see here as well. That all fits into the ESG framework, but let's talk about the financial projections if we can. David I ask you this, because the SPAC market has gotten a little bit rocky in some cases. Not for you guys, but when you looked at this company, what made you get comfortable with the numbers that you're looking at? Our profitability is actually not that far away, 2023. Can you just tell me about how you looked at that and the diligence you might've done?

David Crane (17:50): Well, we did extensive due diligence on the company and we're a fairly cautious group that believes in things like projections and cashflow and things like that. When you're dealing with a company and their team, it's pretty... After you've been in industry a long time, you've been through a lot of budget processes. You've been through a lot of five-year planning. It's not hard to distinguish between people who are really grounded reality and those who are a bit pie in the sky. And Cathy and her team, they're significant.

David Crane (18:32): There's huge growth in her area, but then to substantiate that, to get a third party in during our due diligence process, we actually retained a leading management consulting firm to look at the size of the total addressable market, the service small addressable market. And they actually came back and told us, they thought that the EVgo projections were conservative. And so, we feel very comfortable with what we're getting into. Any high growth company has to execute, but under Cathy's the leadership, I think that we're as good a position as you could be.

John Jannarone (19:16): All right, great. Time's flying here. I was going to think more on the fundamentals, but let's get back to that later. I want to make sure we get to do some questions here. Let's talk about the SPAC market more broadly for a moment, David. So, what we've seen, not just in the case of your SPAC, but a lot of them, there's immense interest from individual retail investors. Can you tell me about what you're observing there and what you make of all that?

David Crane (19:39): Well, we were fortunate to have a lot of retail investors in CLII and the number has expanded dramatically, since we announced the EVgo transaction. So, while I'd like to think that, that might be because retail investors are very excited and in investing a company that David Crane is CEO of, I think it's actually a testament to Cathy Zoi and to EVgo. I guess the way I look at it is... I guess it's actually Warren Buffet that says that the best companies to invest in, are the companies where you understand without huge explanation what they do. And I think what Cathy does, the devil's in the details and she and her team are experts, but it's not hard to put one plus one together to equal two or in her case three, in the sense that everyone can see that electrification of transportation is happening.

David Crane (20:34): Everyone can also see if you have a bunch of electric cars out there, they're going to have to be charged in public, because people will be using them and not everyone has a single family, detached dwelling with a garage, where they can charge at home. So, you put those two together and then, the privilege that we have to invest in a company that's the clear market leader in terms of size and in terms of the network they have in North America, it really is a unique opportunity.

John Jannarone (21:07): That's great. And something I'd like to remind the audience is that in many cases, especially within ESG or in a company like this, you might have a lot of institutions that would like to invest, but they're not allowed to. So, what you're seeing is a lot of retail investors coming in. Now that said, you do have a lot of support through the pipe and through the existing shareholder, right David?

David Crane (21:28): Well, yes. One of the advantages... I gave the top three before, it would have been number four or five, is that at this point, the company that wholly owns EVgo is LS Power, which is an incredibly savvy and operationally focused investor in the energy space, where I've known the principals there for 25 years. And as honorable people as they come and this area, and the fact that as part of this transaction, they're still going to be the majority owner. If they were here on the phone, they would be saying the that for them, this investment's still at the bottom of the first inning, because they're that bullish on this company. And so, that was a big plus for us to align ourselves with LS Power, in terms of the oversight of EVgo going forward.

John Jannarone (22:27): All right, great. Let's bring Cathy back on, for rest of the hour here. We'll keep the both of you on stage. Let's just talk again about voting, which I touched on very early. It's interesting how this works, as some of you might be surprised. You needed to own the shares on the record date and even if you don't own them now, you can still vote. Is that right David?

David Crane (22:48): Yes, that's right. And for the sake of humanity that we ask that you do vote, even if you've sold the shares, or if you only want to vote for a stock that you own, then buy them back and then, vote. Because every vote counts and this transaction, is really as you earlier, in terms of the share price performance, it's been good for investors, but it's also good for the future of humanity. This transaction will give EVgo the capital they need to build out their network, basically everywhere in the United States. So, I'll just stop there.

John Jannarone (23:29): Sorry, refresh my memory. When was the record date, just so in case folks are trying to figure out?

David Crane (23:34): Wow, you're really pinning me down. I think it was May 17th. It was either May 17th or May 19th, but-

John Jannarone (23:43): We'll confirm that in a second, but in any event, if you owned around that time, it's important to vote in. As David said, there's reason to vote if you care about this business, whether or not you own the stock anymore or not.

David Crane (23:57): It's May 19th. I apologize.

John Jannarone (23:59): All right, great. Let's flash this slide one more time here Jared, just showing folks. Once again, in most cases this is very straightforward. You might get an email from your broker or you can go directly to say Schwab, Fidelity, whatever it is, it's pretty straightforward. You go ahead and you vote your shares. If you're having any trouble, contact Morrow Sodali and there's that phone number there, up on the screen.

John Jannarone (24:23): Let's shift back to a little bit more of a fundamentals conversation, before we start getting to the audience questions. So, tell me a bit about market leadership. So, one of the things that stands out to me about EVgo, is that you're the largest player in the space now. Does that give you a headstart against the other guys? How should we think about that Cathy?

Cathy Zoi (24:44): Yeah, I think it does. We've been at this for 10 years. We have a first mover advantage, but we also have a first learner advantage. We've got an appetite for adapting the technology, as the cars themselves change and getting faster and faster. Really importantly with fast charging, location matters. So, we've got standing relationships with where people want to be anyway. We don't think of charging as a separate destination that you have to go off to. You're going to go to the grocery store, so you should be able to plug in and charge while you're at the grocery store. You're going to take your children to a baseball game, so you should be able to charge there, while you're watching the kids play. So, we locate our chargers conveniently and make sure that they're always there and always on.

Cathy Zoi (25:26): And it's those relationships that we're building on, with Whole Foods, Meyer, Albertsons, Safeway, Kroger, all of the major shopping mall owners, where people are going to be. So, having those relationships, continuing to deliver on those, is very, very important for us maintaining that leadership position. But let me just add John, we don't take that lightly. We're continuing to invest in enhancing the customer experience. David's sort of alluded to this, we built software that actually delights our customers. We listened to our customers, they said, "We love EVgo. We love where you are, but I would love to know that chargers are available, when I need to take my daughter to piano lessons." So, we said, "Neither with us." So, we've developed, we've written proprietary software that allows you to make a reservation for that charger. We're the only ones that have that at this stage and we're going to continue as the market unfolds, as it gets bigger and enhance our offerings, to delight our customers.

John Jannarone (26:26): That's great and tell me about being an owner and operator and how that makes you different from a big competitor of yours out there. Of course, you've got to invest in doing that, but does it, does it bode well for the long-term, that you have that direct contact with your customer?

Cathy Zoi (26:41): Yeah. So, there are a number of benefits to being an owner operator. First of all, we have a value proposition to the site host. So, when we go to a site host, we say, "Look, we'd like to build fast charging in your parking lot." And they say, "Wow, sure. I'd love to have that amenity. How much will it cost me?" We say, "No, it won't cost you anything." We'll invest the 500,000 or a million dollars that it takes to build a great fast charging station in that parking lot. No money out of pocket for them. We operate the network really well. What's really important though, is as this EV market grows and we're talking about a hundred X growth by 2040, we're leveraged to that growth. Every new EV that gets driven around America, that accrues to EVgo's benefit, because when you're an infrastructure owner, the more people charge, the better our economics, the more our income is.

John Jannarone (27:35): Terrific. Tell me-

David Crane (27:36): Hey, hey, hey. If I could pile on Cathy's answer there and maybe Cathy wants to add a little bit more. In the world of public charging, the absolute worst thing that can happen from a customer experience is arriving at a public charging station and having it be broken. One thing from my perspective that we liked about the owner operator model is that, it allows you to exercise we believe, far better quality control on the customer experience. And I don't know if Cathy, if you want to talk about your record in that regard or something, but it was a big, big virtue to us.

Cathy Zoi (28:16): Yeah, David's right. So, since we continue to own the assets, the way we make money is that those assets are up and running. So, we have a built in incentive to create a brilliant customer experience. If you're just peddling hardware, you don't have that same incentive. The other thing I will tell you, and again, I'm a long time clean energy sector person with an engineering background. What you see in technology and we've seen it in solar, we've seen in the batteries, is the costs come down over time. So, what we do as those costs come down, as the cost of this equipment behind me and my screen goes down, those declining costs accrue to our benefit, right? Our margins aren't getting compressed. Our margins are getting better, as the costs come down. So, there's a couple of advantages at this stage of the market of being the infrastructure owner. Absolutely.

John Jannarone (29:05): That's a good point. I encourage everyone to check out the investor deck. I you just Google EVgo investor presentation, you can see that trajectory of margin expansion going out over the next several years. I was going to ask you about that David, but we gave that one to Cathy.

John Jannarone (29:17): Cathy, can we talk about... You know what? Actually a question popped up. I'm going to get to the audience in a second and someone asked something really important. Someone said, "Why are you trying to reach out to individual shareholders? Are the institutions prohibited from voting?" No, they're not. In fact, they all vote early. It's just, there are a lot of you guys out there. So, that's why. These institutions have people who are used to this. In fact, the portfolio manager probably doesn't even look at it. There might be an entire part of the firm that takes care of that stuff. So, for some of some individual investors, the reason for the outreach is that the institutions already do this. They always do. Cathy, can we talk about software, because we were shooting back there's hardware, but there's software too, right? Which is part of the secret sauce.

Cathy Zoi (29:57): Yeah. You remember the movie, The Graduate and Dustin Hoffman finishes college and he goes and he is at the garden.

Cathy Zoi (30:03): And Dustin Hoffman finishes college and he goes he's at the garden party, wherever he is. Hal Holbrook says, "There's one word I want to tell you, it's plastics."

John Jannarone (30:10): Yeah.

Cathy Zoi (30:10): Fast forward to today, that one word is software. Nothing runs without great software. We've invested significantly. Our CTO is brilliant and we have a brilliant software team. We have developed proprietary software and we're continuing to invest in it, to enhance the customer experience. We have portals for each of our business partners. All of that software is accruing. Again, it's solidifying our businesses, it's enhancing our business and it's growing our revenues. So, we couldn't be successful, unless we were staying ahead of what the market needs, in terms of functionality, whether it's the screen or the app, or the ad-ons like reservations, seamless entry to parking garages and coupons.

John Jannarone (30:55): Right, gotcha. Cathy and David, some of that you and I spoke about, when we were doing a little prep was an analogy. It was cellphone towers in the eighties. Something that I noticed is that you have a clean balance sheet, but those kinds of businesses look similar in a way. And if they have contracts locked in, you could potentially put leverage on those over time, right?

Cathy Zoi (31:15): Absolutely. A couple of years ago, our CFO and I were looking at it, but it was a little early in the market, but was very, very expensive. But as you say, with the market maturing and with another of our contracts, particularly on the fleet side, are going to be underwritten by taker pay. In other words, regardless of how much the assets are actually used, they're going to guarantee that they will get a certain payment. That is going to lend itself to leverage and we will absolutely avail ourselves of that, if it's beneficial to the overall balance sheet.

John Jannarone (31:45): Great.

David Crane (31:46): Hey, John. Cathy did a great job talking about where leverage may fit, but since you're on the cellphone tower analogy, I just want to correct you a little bit. We're talking nineties not eighties, in the sense of when the cellphone tower companies really got going. But three cellphone tower companies sort of emerged through the nineties, owning the assets. And the real analogy here is that, it is relatively capital intensive to build out a network, but once you have that network, you've got the network and it's really difficult for others to come in.

David Crane (32:26): So, it creates barriers of entry. No one's saying that there's only going to be one charging network out there, but I feel pretty safe to say there's not going to be 10 or 15 either. And if you look at it today, the three cellphone tower companies, which control something like 90% of cellphone towers in the United States, have an aggregate market cap in excess of $200 billion. So, you build the network first and then, you're in a very strong position.

David Crane (32:59): Cathy and her colleagues were in the position of building out that network now and the public charging space.

John Jannarone (33:07): That's great. Cathy, going back to you for a second. One thing that impressed me about your background was your role as the Chief of Staff for Environmental Policy in the Clinton White House. There's a lot of talk about Biden pushing for more of just what you guys are doing. Can you tell us what insights you have on those regulatory mechanics? Are you hoping for some tailwinds to help you there? It looks like you've got demand coming from all these private players, right? So, how do you look at all that and how does your experience weave into it?

Cathy Zoi (33:33): Yeah. Well, during the Obama years, I was assistant secretary and under Secretary of Energy. You'll recall, that was when we had the Recovery Act. We had the global financial crisis and so, I actually had the privilege of working very, very closely with then vice president Biden, overseeing about $30 billion of clean energy investments across automotive, power, energy efficiency. And to take a leaf from that book, what we saw was a formula for public private partnerships of having the public money provide basically a bridge to scaling these sectors. So, some government money would help make things pencil earlier. I think those sorts of lessons that we had from 2009, are similar to what we're hearing now. Tax incentives for example, to increase the number of EVs on the roads, but also some tax incentives to get companies like EVgo to build infrastructure ahead of demand, right?

Cathy Zoi (34:34): At EVgo we talk about it, it's not chicken and egg it's peanut butter and jelly. The peanut butter is the incentives for the cars and the jelly is going to be the incentives to build the infrastructure. And so, the conversations that we're actively involved in with our colleagues in Washington, either on the White House or on Capitol Hill, re really, really promising. Because there's a trifecta winner here, which is creating jobs, improving America's global position from a competitive standpoint. Automotive is really, really important. America needs to be competing globally, so we want it. It's a very, very important sector for us. And then climate change, all three of those things fit together. Look, EVgo is an ESG company, is right there as a partner to governments to accelerate the movement of transportation to clean

John Jannarone (35:22): That's terrific. Okay. Wow, we've got more than 25 questions. There are a lot of investor questions, but a couple here are from a consumer perspective. Can you just explain simply how this works? Do I go to a shopping center or to one of your stations? Do I swipe a credit card? How much did it cost to charge my car? And is that how it works? Just for people that haven't use them before.

Cathy Zoi (35:42): Yeah, yeah, yeah. Well, I want to make it really easy for you. So, you can use an app, you can use a credit card, either one is fine. We love it if you download EVgo's app and you go through the app. Our average charge session revenue today is about $8 and 20 cents and that's across America. So, it should be pretty simple, straightforward. We charge all cars. So again, if you have an EV, if you have a Nissan, it's one plug shape. If you have a German EV, a German manufactured EV or an American manufactured EV, it's a different plug shape and the Tesla's a third. So again, remember the old days of VCRs and beta mass? We're still in early days of the sector. Probably over time that will converge, but it doesn't matter. Today with EVgo, you can charge any EV on them. So, just rock up and if you want to make a reservation, you can download that app and make sure that it's available for you before you go.

John Jannarone (36:38): Great. Does that tell you where the nearest station is too? Is that part-

Cathy Zoi (36:41): Yeah.

John Jannarone (36:41): Okay.

Cathy Zoi (36:41): Yeah. So, the EVgo app tells you where it is, or there's another app called PlugShare, which will tell you where the charges are.

John Jannarone (36:48): Okay, great.

Cathy Zoi (36:49): And it'll tell you whether they're open at that point

John Jannarone (36:52): Okay, nice. We just got a quick technical question, this comes up sometimes. Someone's asking, "Do I need to convert my CLII shares to EVgo?" Now, the answer is no. If you hang on to them, they'll basically just flip. The ticker will change on its own in your brokerage account. Is that right, David?

David Crane (37:06): That's correct.

John Jannarone (37:07): Great. All right. Another question coming from another angle here. Someone says, "I'm a small business owner. What could I do to get an EVgo station near where I am, so people can park there? Do I need to encourage the municipality? Can I reach out to EVgo?" What would you say there Cathy?

Cathy Zoi (37:23): You can totally reach out to EVgo. we're always looking for good sites, but let me tell you a little bit about how we decide whether you've got a good site. We've got a proprietary model. So, as I said and you guys as investors should appreciate this. We only invest in building this infrastructure, where we're going to make money. So, what we will do is we will look at your address. We will overlay the number of EVs that are there. If there are other chargers that are around there. Again, we have a bunch of proprietary tools to determine whether over a seven year underwriting period, whether the revenues are going to exceed our cost and we're going to make money on it? So yes, reach out. You can do it through evgo.com. Send us your address and if you've got a good spot, then... Again maybe the economics don't pencil this year, but it could be that the economics pencil next year or the year after.

Cathy Zoi (38:11): I'll just tell you a quick little story. We have a partnership with Albertsons, one of the largest grocery store owners in America. And when I was negotiating that deal a couple of years ago, they got really excited. And they said, "Yeah, we would like... We want to start with our flagship store in Boise, Idaho." And I said, "Well, there are only about five EVs in Idaho right now, so that's probably not the best place to start." So, they said, "Oh."

Cathy Zoi (38:34): So instead, we started in California where there are lots of VPs. We're now doing New Jersey, Washington DC, some places in Florida. And what we basically are doing as we're building... As I said, Wayne Gretzky, just ahead of when EV penetration is going to work, so that our projects can return money to our shareholders.

John Jannarone (38:52): Great. This is ans interesting question here. Cathy, someone's asking, "If you look at the equipment there behind you, how do you keep it protected? Is it safe? Is there any risk of it getting damaged?" I guess every once in a while you might have vandalism, but are they pretty sturdy?

Cathy Zoi (39:06): Yeah. Well, they're super sturdy. These fast chargers have 2000 components inside. They've got a lot of juice going through. They're UL certified, but occasionally they do get vandalized. In places, we've had to put up security cameras. It really depends on the location. We like to locate near the entrance to stores and not in the back corner of the parking lot, but it does vary. But again, they're always on, they're connected, so if something goes down... It's like the electricity grid. We have a network operation center, so we can see when a charger is down. We can address it really quickly.

John Jannarone (39:42): Great. Someone's asking about competition. Well, I think this is a two-pronged question. One I'd ask is, Cathy, when you look at say the United States, let's focus here for now, is there enough open space out there that you don't have to worry about building right next door to one of your competitors? I would imagine there's plenty of room at this stage of the game, is that right?

Cathy Zoi (40:02): Yeah. At this stage of the game, there is. We don't need to build out the whole network right now. So, the great thing about this business model is that it's very, very distributed and it's flexible. So, we make a half a million dollar decision to invest in a charger for this year and then, next year and then, next year and then, next year. So, those decisions, they're not lumpy. Like David's old business in the power plants, you're making a multi-billion dollar decision to build a gas plant. That's a lot of concentrated risk. For us, the risk is not so concentrated, so we can do it over time. So, for example, we're building. We have this deal with general motors, to build 2,750 charters over the next five years. Year one, we have a set of targets, year two, year three and then, the peak of the deployments is in year three and then, it tapers down.

Cathy Zoi (40:52): We have flexibility within that five-year period that if a particular location is hotter for EVs, we can build more there. If it becomes saturated with chargers by competitors, we'll build less there. So inherently, we just keep our eyes on what's going on in the market. The construction time for a fast charging station, the actual construction time is somewhere between four and eight weeks. The real project lifetime is somewhere between... we'd like to get it to six months, but is now almost 18 months, because you need local government permits. You need utility connects. You need the site hosts contracts to provide an okay, et cetera, et cetera. But we've got lots of flexibility in there to work with all of our partners and sort of change the build program during that process.

John Jannarone (41:39): Great. I see some questions about sales and earnings projections. I would just encourage anyone to go and look at the slide deck and it's all right there for you. But as I said, the thing that jumped out at me of course, is that the company is EBITDA positive in 2023 and much moreso in subsequent years. Cathy, you talked about this a little bit before, but what gives you an advantage over your competitors? What's the moat. I know that you're investing in technology and you're focused very much on the customer and believe that you're closer to the customer through that relationship than the other guys are, but what makes you stand out?

Cathy Zoi (42:10): Look, I think our customer rate. Yes, our relationship with the drivers themselves is really important, but it's our relationship with the entire ecosystem. So, the relationship with our site host is very, very important, that we've got these nationally recognized retail brands that want to have EVgo in their parking lots. That's incredibly important. That we've got States that are commending EVgo and saying, "You know what?" Like the State of Virginia, we won the award to build at the State of Virginia and we've delivered on that.

Cathy Zoi (42:40): So, we're kind of a... I used to have this saying, "Said it, did it." We very much have that philosophy at EVgo. If we say we're going to do something, we do it. And so, that is serving us very, very well. The fact that we have an incentive to keep our assets up and running, because that's what our revenue derives from, means that people keep coming back for more. And further, I talked about the importance of the fleet segment.

Cathy Zoi (43:07): When you look at our deck, you'll see by 2027, a lot of our throughput is coming from the fleet segment. Now, that is very, very quickly growing. Fleets obviously are higher mileage vehicles. That has been later to get going, because of the availability of fleet appropriate EVs, but that's now opening up. What we're finding in our B2B conversations with fleet operators is, they like the fact that EVgo runs the most reliable, expensive public network. That is a credential that they say, "Well, you guys know how to do this. This is a tricky business. There is thousands of components in each of these things. We don't really want to be in that business. Why don't you do this with us?" So, the fact that we have a public network, is actually meaning that we've got a foot in the door already with the fleet segment, as it starts to take off.

John Jannarone (43:58): Terrific. We've got 35 questions in here. I'm afraid we're not going to get to all of them, but we will share them with both Cathy and David. So folks, don't be afraid to ask and we will to try to get to as many as we can. We've got a quick one here, that's a technical one. David, maybe you can answer, but so as someone asked, "Do I need to vote? Will it automatically go to yes?" And I think it would go... That's not the case, you need to vote, "Yes." Otherwise, it's not going to count, right?

David Crane (44:20): That's right there. There's several different things to vote on, on the form, on the proxy solicitation. We encourage everyone to vote, yes, for every one on it. But you do have to vote yes, as you said. You have to vote, yes. And so, we would encourage everyone to do that on every single resolution.

John Jannarone (44:47): Great. We've got ESG questions. Someone's asking, "Are you on the grid or is it possible if not now, in the future, to be charging these cars with renewable sources of energy, like solar panels and that sort of thing?"

Cathy Zoi (44:59): Well, we're a hundred percent renewable now and we're on the grid. So, we...

Cathy Zoi (45:03): Renewable MOUs.

John Jannarone (45:03): Okay.

Cathy Zoi (45:03): And we're on the grid. We purchase Renewable Energy Certificates equivalent to the demand that our grid ... the throughput on our network. The reality is the footprint .... I mean, look at the station behind me. The footprint of that station ... If you put solar on top of that, that would be enough to charge one car in a week, maybe. What you need for solar is a much bigger footprint. So what makes sense for us is to do what we're doing, is to contract for the renewable energy power as we're doing.

John Jannarone (45:34): Okay, great.

David Crane (45:35): And John, I know you've got a lot of questions. But I just want to say, because Cathy's too modest ... She's the only charging company, as far as I know, that has committed to use 100 percent renewable power. And that's a tremendous virtue to her.

David Crane (45:53): The other thing I would just say to your audience, for the electrification of transportation, it's true that in America we don't have 100 percent green grid right now. Although, it's trending in that direction faster than people ... And Cathy finds a way to buy 100 percent green energy. But an electric car is inherently cleaner than an internal combustion engine vehicle, even if it's using undifferentiated electrons from the grid which may have been produced with coal fire generation.

David Crane (46:21): Because an electric car is something like 90 percent efficient, the engine, compared to 25 percent for a general internal combustion engine vehicle. Plus, you don't have the local pollutants in terms of tailpipe emissions. And so, this is a great ESG story here, individually to Cathy, but also electrification of transportation more generally.

John Jannarone (46:44): Right, terrific. We've got a question here. Well actually, I'm going to combine a couple of them. One is someone's asking, "To what extent can you benefit from local, state, federal subsidies?"

John Jannarone (46:53): And then, someone's asking specifically about New Jersey, where I'm reading that there's the country's largest EV subsidy. Are you guys able to take advantage of those sorts of things? We talked mostly about your relationships with private players, but can you benefit from these things, Cathy?

Cathy Zoi (47:08): Absolutely. Absolutely, and we do. We have a team. It's called our Market Development and Public Policy Team, that is expert in taking advantage of those incentives that are on offer. They actually allow us to build more places more quickly, because we have this financial discipline.

Cathy Zoi (47:25): If we were only going to where there were enough EVs on the road and building charging structure, we would be doing a fraction of what we're actually doing. So the state of Virginia, that's covered 75 percent of the cost of that build out ... We actually are doing the same thing in New Jersey. And since one of our viewers is asking about New Jersey, yes, we're doing that in New Jersey. We are in North Carolina, Pennsylvania, Florida, Colorado, Washington state.

Cathy Zoi (47:51): I'm probably forgetting some of the other state incentives that we are taking advantage of right now. But yeah, absolutely, and it's good public policy. Usually, what it does is it's a cost shared thing, where we have to submit a bid and say what amount of a government incentive would help us build more. We tell them that and we're, like I said, good honest players, and they like working with us.

John Jannarone (48:14): Great, what about traditional gas stations? Are they places where you could have partnerships as well? I mean, you would think that they're progressive enough to realize that a lot of their customers are going to be, maybe not switching entirely to electric cars, but maybe one. So, how do you look at that?

Cathy Zoi (48:28): Well, we have-

David Crane (48:28): Be patient.

Cathy Zoi (48:30): Yeah, we have a partnership with Chevron right now. We have about somewhere between five and 15 locations in California with Chevron. At the moment, the charge time of most EVs is going to be half an hour or so, or 45 minutes if you were going to go do a full charge.

Cathy Zoi (48:48): Most people don't necessarily want to spend that much time at a gas station. We're happy to do it, and happy to build there. However, our more favorite places to build are retail outlets, urban centers where you're going to go plug in, and then you're going to go do an errand or something like that. So yes, absolutely, but again we don't think of it ... The gas station, that's the destination.

Cathy Zoi (49:12): Most people don't go to the gas station to get coffee or beef jerky, maybe a few. But we think of charging as just something that you do because there's electricity everywhere. Why not put the chargers where you're going to be anyway?

John Jannarone (49:24): Gotcha.

David Crane (49:24): Hey, John, can I answer that question as well-

John Jannarone (49:26): Yes.

David Crane (49:29): ... from our perspective? Because we looked at that very carefully when were looking at EVgo, because you have to be careful when you're getting in a place where there are the 800 pound gorillas, which would be the oil and gas companies. Notwithstanding Cathy's partnership with Chevron, we saw very little going on amongst the big oil companies in terms of re-imagining what their gas stations are. And maybe it's because, as Cathy says, gas stations right now with the mini-marts are more aimed to take advantage of eight minutes of a person's time which is, I think, the average time a person spends at a gas station.

David Crane (50:07): Currently, charging is a 20, 30, 40 minute thing. From our perspective, if the major oil companies ever wake up and say, "This is a business we have to dominate. We are in the business of providing energy to transportation." Our sense is that Cathy and EVgo are so far ahead, they're going to ... Rather than try and duplicate what she's doing, they would be more likely to reach out and try and buy EVgo. I don't know if that's a good idea down the line, but it's a high quality problem compared to competing against them.

John Jannarone (50:51): That's helpful. This should be a straightforward one, David. What's the deadline to vote? It's probably the day before the meeting itself, right? Just off the top of your head.

David Crane (51:00): Yeah, and I mean I don't .... In every shareholder vote I've ever been in, they actually close the polls at the shareholder-

John Jannarone (51:08): Oh, okay.

David Crane (51:09): ... meeting, but maybe it's the day before here. I think the shareholder meeting is June 29th, is the current schedule. But John, I can't emphasize enough how important it is to all your listeners, retail investors, that they vote early rather than wait till the end. Because you got the question earlier, "Well, why talk to us? Let the institutions take care of that." Our COII stock is broadly distributed. Every vote counts here, and every retail vote counts here. We're imploring people to send in their ballot, or go online and vote yes. Vote yes.

John Jannarone (51:55): Cathy, someone's asking about the format of the layout of the stations themselves. Could it make sense to just have a couple of those chargers if it's a smaller place that's not that busy? Is there a minimum threshold? I can imagine-

Cathy Zoi (52:05): Yeah.

John Jannarone (52:06): ... you could have eight. You could have two. Are they all shapes and sizes?

Cathy Zoi (52:09): Yeah, great question. In the old days, like when I got to EVgo in late 2017, there were single chargers and double chargers. There weren't very many big ones. It turns out that with more EVs, and with the charging times, the better user experience is to have them in fours.

Cathy Zoi (52:25): So ideally, we have at least four in one location. We have a new configuration now that we're deploying this year.

This one is last year, or the year before ... where we have a power cabinet behind, that is where all the juice is. And then, that juice gets distributed to various dispensers.

Cathy Zoi (52:43): That new power configuration can actually add more dispensers as the demand grows, and it actually is very, very clever. It has power routing and power matching capability, because your viewers may know, John, that the speed with which an EV charges is determined first and foremost by the car. A Porsche Taycan is the speediest one on the market, the most powerful one on the market right now.

Cathy Zoi (53:06): It can take a 270 kilowatt charge for the first 20 minutes of its charge, and then it tapers down. A Chevy Bolt is about a 50 kilowatt charge right now, and then it tapers down. What our new configuration does is really clever. It knows that, so it sends the right amount of electrons to match the Porsche Taycan's thirst at any given moment, and the Bolt. So what it does is it's very technically ... Financially, it's a very capital efficient way to deploy these assets.

John Jannarone (53:35): Great, now Cathy, there are so many EVs out there. The technology's changing. You talked about getting ready for the future, but what if I got a Tesla in 2014. Is that still going to work at these stations going forward? How does that look? I mean, things are moving fast.

Cathy Zoi (53:49): Yeah, it still work. It absolutely still will work. I mean, what we're seeing here is a convergence, likely. In Europe, Tesla is now putting a ... I should mention, there's three kinds of plugs in America. Tesla's actually gotten rid of its plug in Europe, and putting in a CCS, which is the same plug shape as Volkswagen, and BMW.

Cathy Zoi (54:12): Maybe that's going to happen here, but at this point, EVgo is capable of charging all of them. We'll just keep one or two steps ahead of what the market is offering. And if we need to change out any sort of hardware, we built that in. We're future-proofing our stations so that we can change out technology to match what the market needs.

John Jannarone (54:31): Great, someone's asking about international aspirations. Is this something that you could do overseas on your own, or perhaps even license out and let someone else do it with your technology? That might be pretty far ahead, but how do you look at that, Cathy?

Cathy Zoi (54:44): The closest thing on our international horizon is Canada, because we've got a number of our site hosts and OEM partners that would love for us to expand into Canada. We haven't made any plans to expand into Europe or China at this point. Europe is a very fragmented market.

Cathy Zoi (55:00): There's lots of different charge point operators, so we're actually ... The truth is we're quite busy here in the United States. I mean, the market is going to need ... I don't know. The Biden administration is saying 500,000 new chargers. Now, most of those are going to be level two, but let's call it 100,000 new fast chargers by 2030.

Cathy Zoi (55:21): We're now, in this country, at about somewhere between 10 and 20,000 overall. That's a significant amount of effort and increase in fast charging here in the United States, with a fast growing demand. As I say, we're keeping ourselves pretty busy with what's going on here.

John Jannarone (55:36): Great, someone's asking to drill down just a little more here on the subsidy question. Would it actually ... Would these grants affect the pricing of the product? And how would that work? Would that mean that I would pay less as a consumer? How does that look, and how does it benefit you?

Cathy Zoi (55:51): We have this model called Bertie, named after the mathematician Bertrand Russell, because he's my favorite mathematician, and he's just quite logical. What we do is we look at all of the costs of building in a location like the one behind me. So what's the CapEx going to be? What's the construction?

Cathy Zoi (56:06): What are the utility rates going to be? Because they vary wildly, so Seattle compared to Boston is a three or four X difference. It's crazy. Anyway, we look at all of those costs, and then we look at any cost offsets that will come.

Cathy Zoi (56:19): If there's a subsidy, like from a government, we take that off our cost of goods. If GM is getting us to build there, we take off $33,000 per charger, because GM's paying that freight. We then look at the revenues that are going to come based on, again, a proprietary tool that looks at the forecast for demand off of those charges.

Cathy Zoi (56:38): And if the revenue is going to exceed the cost, then our internal investment committee green lights that project. If the revenue doesn't exceed the cost over that seven year underwriting period, we don't green light the project. Today, we use those subsidies so that we can accelerate our build, and get out there more quickly. Our pricing is regional at this point, and it varies. Again, the biggest thing that determines what our pricing needs to be so that we stay whole is what do we pay for electricity? Because we're a commercial and industrial customer, and as I said, Boston four X, three X maybe what we're paying in Seattle. We have to work that into our economics as we're determining what we build.

John Jannarone (57:23): All right, that's great. We're running out of time here. I'm going to try to address a couple of questions here about voting, and then we'll put that slide up at the very end if we can, Jarett. Someone just asked, "Can I buy shares today and go vote?"

John Jannarone (57:36): Well, no, you can't. You needed to have them by the record date. Just correct me if I'm wrong on any of this, David. I'm just trying to move through these quickly.

John Jannarone (57:42): Someone's in Europe. The best thing if you're there is to try to call your broker. It gets a little bit tricky, unfortunately, but that's the best advice that we can give you. And then, someone else asks, "I didn't receive any forms to vote."

John Jannarone (57:53): So Jarett, with that I think, show this slide again here. There really are ... This is ... I guess you could vote by mail, but there's not really any reason to. This is what you should do. If you're having any trouble, just send an email here.

John Jannarone (58:04): This is also in the .... This will be, also, on the replay and the article that we publish later. So check it out if you don't have time to write it down right this second. With that, I'm afraid we're just about out of time. Cathy and David, thank you so much.

John Jannarone (58:19): Time flew this afternoon. That was a very fast hour. I encourage anyone who wants to check this out to watch the replay. And again, I'm sorry we couldn't answer all the questions, but I'm going to send those right over to David and to Cathy, and hopefully we can get those addressed. But David, Cathy, everyone who was here today, and Jarett, thanks so much. This went great, thank you. I appreciate it.

Cathy Zoi (58:39): Thank you so much.

David Crane (58:40): Thank you.

Cathy Zoi (58:40): Take care.

David Crane (58:40): Bye.

Cathy Zoi (58:40): Bye.

John Jannarone (58:40): Bye.

Important Information and Where to Find It

In connection with the proposed business combination between EVgo and CRIS and related transactions (the “Proposed Transactions”), CRIS has filed the a definitive proxy statement on Schedule 14A (the “Proxy Statement”) with the Securities and Exchange Commission (“SEC”), which was distributed to holders of CRIS’s common stock in connection with CRIS’s solicitation of proxies for the vote by CRIS’s stockholders with respect to the Proposed Transactions and other matters as described in the Proxy Statement. Investors and security holders and other interested parties are urged to read the Proxy Statement, and any amendments thereto and any other documents filed with the SEC carefully and in their entirety because they contain important information about CRIS, EVgo and the Proposed Transactions. Investors and security holders may obtain free copies of the Proxy Statement and other documents filed with the SEC by CRIS through the website maintained by the SEC at http://www.sec.gov, or by directing a request to: Climate Change Crisis Real Impact I Acquisition Corporation, 300 Carnegie Center, Suite 150, Princeton, New Jersey 08540.

Participants in the Solicitation

CRIS and EVgo and their respective directors and certain of their respective executive officers and other members of management and employees may be considered participants in the solicitation of proxies with respect to the Proposed Transactions. Information about the directors and executive officers of CRIS and EVgo is set forth in the Proxy Statement. Stockholders, potential investors and other interested persons should read the Proxy Statement carefully before making any voting or investment decisions. These documents can be obtained free of charge from the sources indicated above.

Forward Looking Statements

Certain statements in the related information that are not historical facts may constitute forward-looking statements are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. All statements, other than statements of present or historical fact included in the related information, regarding CRIS’s proposed business combination with EVgo, CRIS’s ability to consummate the transaction, the benefits of the transaction and the combined company’s future financial performance, as well as the combined company’s strategy, future operations, estimated financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. These statements are based on various assumptions, whether or not identified in the related information, and on the current expectations of the respective management of CRIS and EVgo and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of CRIS or EVgo. Potential risks and uncertainties that could cause the actual results to differ materially from those expressed or implied by forward-looking statements include, but are not limited to, changes in domestic and foreign business, market, financial, political and legal conditions; the inability of the parties to successfully or timely consummate the business combination, including the risk that any regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the combined company or the expected benefits of the business combination or that the approval of the stockholders of CRIS or EVgo is not obtained; failure to realize the anticipated benefits of business combination; risk relating to the uncertainty of the projected financial information with respect to EVgo; the amount of redemption requests made by CRIS’s stockholders; the overall level of consumer demand for EVgo’s products; general economic conditions and other factors affecting consumer confidence, preferences, and behavior; disruption and volatility in the global currency, capital, and credit markets; the financial strength of EVgo’s customers; EVgo’s ability to implement its business strategy; changes in governmental regulation, EVgo’s exposure to litigation claims and other loss contingencies; disruptions and other impacts to EVgo’s business, as a result of the COVID-19 pandemic and government actions and restrictive measures implemented in response; stability of EVgo’s suppliers, as well as consumer demand for its products, in light of disease epidemics and health-related concerns such as the COVID-19 pandemic; the impact that global climate change trends may have on EVgo and its suppliers and customers; EVgo’s ability to protect patents, trademarks and other intellectual property rights; any breaches of, or interruptions in, CRIS’s information systems; fluctuations in the price, availability and quality of electricity and other raw materials and contracted products as well as foreign currency fluctuations; changes in tax laws and liabilities, tariffs, legal, regulatory, political and economic risks. More information on potential factors that could affect CRIS’s or EVgo’s financial results is included from time to time in CRIS’s public reports filed with the SEC, as well as the Proxy Statement that CRIS has filed with the SEC in connection with CRIS’s solicitation of proxies for the meeting of stockholders to be held to approve, among other things, the proposed business combination. If any of these risks materialize or CRIS’s or EVgo’s assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that neither CRIS nor EVgo presently know, or that CRIS and EVgo currently believe are immaterial, that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect CRIS’s and EVgo’s expectations, plans or forecasts of future events and views as of the date of the related information. CRIS and EVgo anticipate that subsequent events and developments will cause their assessments to change. However, while CRIS and EVgo may elect to update these forward-looking statements at some point in the future, CRIS and EVgo specifically disclaim any obligation to do so, except as required by law. These forward-looking statements should not be relied upon as representing CRIS’s or EVgo’s assessments as of any date subsequent to the date of the related information. Accordingly, undue reliance should not be placed upon the forward-looking statements.

No Offer or Solicitation

The related information shall not constitute an offer to sell or the solicitation of an offer to buy any securities.